EXHIBIT 99.1

MINDSPEED® ANNOUNCES 1-FOR-5 REVERSE STOCK SPLIT

NEWPORT BEACH, Calif., June 2, 2008 – Mindspeed Technologies, Inc. (NASDAQ: MSPD), a leading supplier of semiconductor solutions for network infrastructure applications, today announced that a special committee of its Board of Directors has approved a 1-for-5 reverse split of its common stock, following approval by the Company’s stockholders on April 7, 2008.  The reverse stock split will be effective at 11:59 p.m., Eastern Time, on June 30, 2008.  Mindspeed’s common stock will begin trading on The NASDAQ Global Market on a split adjusted basis when the market opens on July 1, 2008, under the temporary trading symbol “MSPDD.”  The trading symbol will revert to “MSPD” after approximately twenty trading days.

The reverse split will reduce the number of shares of Mindspeed’s common stock outstanding from approximately 119.1 million to 23.8 million.  Proportional adjustments will be made to Mindspeed stock options and other equity incentive awards, equity compensation plans, outstanding warrants and convertible notes.  The number of authorized shares of common stock will be reduced from 500 million to 100 million.

Information for Stockholders

Upon effectiveness of the reverse stock split, Mindspeed stockholders will receive one new share of Mindspeed common stock for every five shares held.  Registered holders of Mindspeed common stock holding stock certificates will receive a letter of transmittal with instructions for the exchange of stock certificates.  No action is required by stockholders holding Mindspeed common stock in book-entry form.  Immediately following the effective date of the reverse stock split, a new Direct Registration System statement will be sent to book-entry form stockholders reflecting the number of shares held following the reverse stock split.  Stockholders with brokerage accounts should contact their brokers to receive instructions.  Mellon Investors Services LLC will act as the exchange agent and can be contacted at 1-800-853-4954.

Mindspeed will not issue fractional shares as a result of the reverse stock split.  The exchange agent will aggregate all fractional shares and arrange for their sale on the open market shortly after the effective date.  Following the sale, stockholders will receive a cash payment from the exchange agent in an amount equal to the stockholder’s pro rata share of the total net proceeds of these sales.  Stockholders with shares in brokerage accounts should contact their brokers with any questions as some brokers may have different procedures for payment of fractional shares.

Information for Holders of Convertible Notes

Due to the reverse stock split, the conversion price for Mindspeed’s 3.75% convertible senior notes due in November 2009 will be adjusted from $2.31 per share of common stock to $11.55 effective July 1, 2008.  Holders of convertible notes may contact Wells Fargo Bank, N.A., the trustee, with any questions.

About Mindspeed Technologies®

Mindspeed Technologies, Inc. designs, develops and sells semiconductor networking solutions for communications applications such as converged VoIP and data, and broadband optical transmission in enterprise, access, metropolitan and wide area networks.

The company’s three key product families include high-performance analog transmission and switching solutions, multiservice access products designed to support voice and data services across wireline and wireless networks, and WAN communications solutions including T/E carrier, network processing and traffic management devices.

Mindspeed’s products are used in a wide variety of network infrastructure equipment including voice and media gateways, high-speed routers, switches, access multiplexers, cross-connect systems, add-drop multiplexers and digital loop carrier equipment.

Safe Harbor Statement

This press release contains statements relating to Mindspeed, and our future results, including certain projections and business trends, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, the expected effective date of the reverse stock split and any other statements not based on historical fact. Actual results, and actual events that occur, may differ materially from those projected as a result of certain risks and uncertainties.  These risks and uncertainties include, but are not limited to: our ability to regain compliance with the minimum bid price listing standard and our ability to continue to meet other NASDAQ listing requirements; general market conditions; market demand for our new and existing products and our ability to increase our revenues; our ability to maintain operating expenses within anticipated levels; our ability to further generate cash; availability and terms of capital needed for our business; constraints in the supply of wafers and other product components from our third-party manufacturers; our ability to successfully and cost effectively establish and manage operations in foreign jurisdictions; our ability to attract and retain qualified personnel; successful development and introduction of new products; our ability to successfully integrate acquired businesses and realize the anticipated benefits from such acquisitions; our ability to obtain design wins and develop revenues from them; pricing pressures and other competitive factors; industry consolidation; order and shipment uncertainty; changes in our customers’ inventory levels and inventory management practices; fluctuations in manufacturing yields; product defects; and intellectual property infringement claims by others and the ability to protect our intellectual property, as well as other risks and uncertainties, including those detailed under the heading “Risk Factors” and in other sections of our Form 10-Q for the quarter ended March 28, 2008, which is on file with the Securities and Exchange Commission, and in our other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this press release are made as of the date hereof, based on information available to Mindspeed as of the date hereof, and we assume no obligation to update any forward-looking statement.

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